NOTE (“the Note”)

Power3 Medical Products, Inc., a New York corporation (the “Company”) for value received hereby promises to pay Ira L. Goldknopf (“Payee”) on or before March 30, 2006, (“Maturity Date”); the principal amount of three hundred four thousand seven hundred thirty-four dollars ($304,734.00) (“Principal”).

Should the Principal not be repaid as of March 30, 2006 interest of 6 % per year on any unpaid Principal amount will be earned by the Payee until such time as all of the Principal amount is repaid. This Note may be repaid at any time prior to March 30, 2006 without interest or penalty.

In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note, if any, in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Maker hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

Notices, payments, requests, and other communications to the respective parties hereunder shall be in writing, and shall be deemed received when delivered personally, by facsimile, or first class certified mail, return receipt requested and postage prepaid, as follows:

If to the lender:

Ira L. Goldknopf
3400 Research Forest Parkway
Woodlands, Texas 77381

If to the Company:

Power3 Medical Products, Inc.
3400 Research Forest Parkway
Woodlands, Texas 77381

This Note is governed by and is to be construed in accordance with the law of the State of Texas.

Payee	Power3 Medical Products, Inc.	Date
/s/ Ira L. Goldknopf Ira L. Goldknopf	/s/ John P. Burton By: John P. Burton	September 30, 2006
Its: CFO